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                     October 21, 2022

       John Lawler
       Chief Financial Officer
       Ford Motor Company
       One American Road
       Dearborn, Michigan 48126

                                                        Re: Ford Motor Company
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 4,
2022
                                                            File No. 001-03950

       Dear John Lawler:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing